EXHIBIT 23.3

                   CONSENT OF INDEPENDENT PETROLEUM ENGINEERS

We hereby consent to the incorporation by reference in this Amendment No. 2 to Registration Statement on Form S-3 to the use of our name and to the incorporation by reference of our estimates of proved reserves and future net cash flows contained in Unit Corporation's Annual Report on Form 10-K for the year ended December 31, 2002.

Ryder Scott Company, L.P.

/s/ Ryder Scott Company, L.P.

Houston, Texas
October 2, 2003